UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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PATRICK INDUSTRIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PATRICK INDUSTRIES, INC.
107 West Franklin Street
P.O. Box 638
Elkhart, Indiana 46515-0638
(574) 294-7511

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 21, 2009

TO OUR SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Patrick Industries, Inc., an Indiana corporation, will be held at the Company’s corporate offices, 107 West Franklin Street, Elkhart, Indiana, on Thursday, May 21, 2009 at 10:00 A.M., Eastern time, for the following purposes:

1.	To elect eight directors to the Board of Directors to serve until the 2010 Annual Meeting of Shareholders.
2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2009; and
3.	To consider and transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board has fixed the close of business on March 25, 2009, as the record date for the determination of the holders of shares of our outstanding common stock entitled to notice of and to vote at the Annual Meeting of Shareholders. Each shareholder is entitled to one vote per share on all matters to be voted on at the meeting.

Your vote is important. Whether or not you expect to attend the meeting, please vote your shares using the Internet, by telephone, or by mail by signing, dating, and returning the enclosed proxy in the enclosed envelope. Your shares will then be represented at the meeting if you are unable to attend. You may, of course, revoke your Proxy and vote in person at the meeting if you desire.

By Order of the Board of Directors,

Andy L. Nemeth
Secretary

April 27, 2009

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held On May 21, 2009.

Our Proxy Statement and Annual Report to Shareholders for fiscal 2008 are available on Patrick Industries, Inc.'s website at www.patrickind.com under “Investors.” You may also request hard copies of these documents free of charge by writing to us at the address above, Attention: Office of the Secretary.

PATRICK INDUSTRIES, INC.
107 West Franklin Street
P.O. Box 638
Elkhart, Indiana 46515-0638
(574) 294-7511
____________

PROXY STATEMENT

Annual Meeting of Shareholders

To Be Held May 21, 2009
______________

This Proxy Statement is being mailed to shareholders of Patrick Industries, Inc. (the “Company” or “Patrick”) on or about April 27, 2009, and is furnished in connection with the Board of Directors’ (the “Board”) solicitation of proxies for the Annual Meeting of Shareholders to be held on May 21, 2009 (the “Annual Meeting”) for the purpose of considering and acting upon the matters specified in the Notice of Annual Meeting of Shareholders accompanying this Proxy Statement. If the form of proxy which accompanies this Proxy Statement is executed and returned, or is voted by Internet or by telephone, it may be revoked by the person giving it at any time prior to the voting thereof by written notice to the Secretary, by delivery of a later dated proxy, or by requesting to vote in person at the meeting. Additional solicitations, in person or by telephone or otherwise, may be made by certain directors, officers and employees of the Company without additional compensation. Expenses incurred in the solicitation of proxies, including postage, printing and handling, and actual expenses incurred by brokerage houses, custodians, nominees and fiduciaries in forwarding documents to beneficial owners, will be paid by the Company.

Patrick’s Annual Report to Shareholders, which contains Patrick’s Annual Report on Form 10-K for the year ended December 31, 2008, accompanies this Proxy Statement. Requests for additional copies of the Annual Report on Form 10-K should be submitted to the Office of the Secretary, Patrick Industries, Inc., 107 West Franklin Street, P.O. Box 638, Elkhart, Indiana 46515-0638. Annual meeting materials may also be viewed online through our website, www.patrickind.com.

VOTING INFORMATION

Each shareholder is entitled to one vote for each share of our common stock held as of the record date. For purposes of the meeting, a quorum means a majority of the outstanding shares. As of the close of business on March 25, 2009, the record date for shareholders entitled to vote at the Annual Meeting, there were outstanding 9,025,939 shares of common stock entitled to one vote each. In determining whether a quorum exists at the meeting, all shares represented in person or by proxy will be counted. A shareholder may, with respect to the election of directors, (i) vote for the election of all named director nominees, (ii) withhold authority to vote for all named director nominees, or (iii) vote for the election of all named director nominees other than any nominee with respect to whom the shareholder withholds authority to vote by so indicating in the appropriate space on the proxy. With respect to any other proposal, a shareholder may vote for, against or abstain. Proxies properly executed and received by us prior to the meeting and not revoked will be voted as directed therein on all matters presented at the meeting. In the absence of a specific direction from the shareholder, proxies will be voted for the election of all named director nominees.

A broker non-vote occurs when a broker holding shares registered in street name is permitted to vote, in the broker’s discretion, on routine matters without receiving instructions from the client, but is not permitted to vote without instructions on non-routine matters, and the broker returns a proxy card with no vote on the non-routine matter. Broker non-votes and abstentions will be included in the determination of the number of common shares present at our Annual Meeting for quorum purposes, but will not be counted as votes cast on any matter presented at our Annual Meeting.

Under Proposal 1, the directors are elected by a plurality of the votes cast by shares present in person or by proxy at the Annual Meeting and entitled to vote. Consequently, withholding authority to vote in the election of directors will have no effect on the election of directors. Under the rules and regulations of the primary trading markets applicable to most brokers, the election of directors is a routine matter on which brokers have the discretion to vote if instructions are not received from the client in a timely manner. Broker non-votes will have no effect on the election of directors.

Proposal 2 in this Proxy Statement requires the affirmative vote of a majority of the votes cast, provided a quorum (50% of the outstanding shares of common stock) is present. Broker non-votes and abstentions will have no effect on Proposal 2.

The Board knows of no other matter which may come up for action at the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, the persons named in the proxy form enclosed will vote in accordance with their judgment upon such matter.

Shareholder proposals for inclusion in proxy materials for the next Annual Meeting should be addressed to the Office of the Secretary, 107 West Franklin Street, P.O. Box 638, Elkhart, Indiana 46515-0638, and must be received no later than December 28, 2009. In addition, our By-laws require notice of any other business to be brought before a meeting by a shareholder (but not included in the proxy statement) to be delivered, in writing, to the Company’s Secretary, together with certain prescribed information, not less than 90 days nor more than 110 days prior to the first anniversary of the preceding year’s annual meeting. Likewise, the Articles of Incorporation and By-laws require that shareholder nominations to the Board be delivered to the Secretary, together with certain prescribed information in accordance with the procedures for bringing business before an annual meeting at which directors are to be elected.

PROPOSAL 1

ELECTION OF DIRECTORS

There are eight nominees for election to the Board. All of the current members of our Board are standing for election. Accordingly, at the 2009 Annual Meeting, all eight directors will be elected to hold office until the 2010 Annual Meeting or until their successors are duly elected and qualified.

It is intended that the proxies will be voted for the nominees listed below, unless otherwise indicated on the proxy form. It is expected that these nominees will serve, but, if for any unforeseen cause any such nominee should decline or be unable to serve, the proxies will be voted to fill any vacancy so arising in accordance with the discretionary authority of the persons named in the proxies.

The following information sets forth the names, ages, principal occupations and other directorships that has been furnished by the director nominees:

Name and Age	Principal Occupation and Other Directorships	First Year Elected Director
Paul E. Hassler, 61	Chairman of the Board (since May 2008). Mr. Hassler was Chief Executive Officer of the Company from April 2004 to January 2009 (retired) and President from April 2004 to May 2008. Mr. Hassler held the position of Vice President Operations and Distribution - West of the Company from December 2003 through the first quarter of 2004; Executive Director of West Coast Operations from 1994 to 2003; and General Manager of California Operations from 1986 to 1994.	2005
Terrence D. Brennan, 70	Retired President and CEO of NBD Bank, Elkhart, Indiana from 1973-1997.	1999
Joseph M. Cerulli, 49	Employed by Tontine Associates, LLC, an affiliate of Tontine Capital Partners, LP and Tontine Capital Overseas Master Fund, LP, since January 2007. Prior to that, Mr. Cerulli was an independent financial consultant from 2002 to 2006. Mr. Cerulli is also a director of Neenah Enterprises, Inc.	2008
Todd M. Cleveland, 41	Chief Executive Officer of the Company since February 2009. Mr. Cleveland assumed the position of President and Chief Operating Officer of the Company in May 2008. Prior to that, he served as Executive Vice President of Operations and Sales and Chief Operating Officer of the Company from August 2007 to May 2008. Mr. Cleveland also spent 17 years with Adorn Holdings, Inc. serving as President and Chief Executive Officer from 2004 to 2007; President and Chief Operating Officer from 1998 to 2004; Vice President of Operations and Chief Operating Officer from 1994 to 1998.	2008

Name and Age	Principal Occupation and Other Directorships	First Year Elected Director
Keith V. Kankel, 66	Retired Interim President and CEO of the Company from 2003 to 2004. Vice President of Finance of the Company from 1987 through July 2002, and retired Secretary-Treasurer of the Company from 1974 through July 2002.	1977
Andy L. Nemeth, 40	Executive Vice President of Finance, Secretary-Treasurer, and Chief Financial Officer of the Company since May 2004. Mr. Nemeth was Vice President-Finance, Chief Financial Officer, and Secretary-Treasurer from 2003 to 2004, and Secretary-Treasurer from 2002 to 2003.	2006
Larry D. Renbarger, 70	Retired CEO of Shelter Components.	2002

Walter E. Wells, 70	Retired President and CEO of Schult Homes Corporation.	2001

The Board of Directors unanimously recommends a vote FOR the nominated directors, and your proxy will be so voted, unless you specify otherwise.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009. Ernst & Young LLP has been the Company’s independent registered public accounting firm since April 2007, and is considered by management to be well qualified. The Board and the Audit Committee recommend that shareholders ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year 2009. Although we are not required to do so, we believe that it is appropriate to request that shareholders ratify this appointment. If shareholders do not ratify the appointment, the Audit Committee will investigate the reasons for the shareholders’ rejection and reconsider the appointment. Representatives of Ernst & Young LLP will be at the Annual Meeting, will be given the opportunity to make a statement, and will be available to respond to questions.

Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” approval of the ratification of the appointment of Ernst & Young LLP. The ratification of the appointment will be approved by our shareholders if, at the Annual Meeting, a quorum is present and a majority of the shares present in person or represented by proxy and entitled to vote on the proposal are voted in favor of the proposal.

The Board of Directors recommends a vote FOR approval of the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the record date, information concerning the only parties known to us as having beneficial ownership of more than 5 percent of its outstanding common stock and information with respect to the stock ownership of all of our directors and executive officers individually and as a group. The address of each director and executive officer listed below is 107 West Franklin Street, P.O. Box 638, Elkhart, Indiana, 46515-0638.

Name and Address of Beneficial Owner	Aggregate Number of Shares of Common Stock Beneficially Owned	Percent of Class
Five Percent Shareholder:
Jeffrey L. Gendell C/o Tontine Capital Management, L.L.C. 55 Railroad Avenue, 1st Floor Greenwich, CT 06830	5,174,963 (1)	57.3%

Directors:
Keith V. Kankel	32,686	*
Larry D. Renbarger	32,500	*
Terrence D. Brennan	25,000	*
Walter E. Wells	25,000	*
Joseph M. Cerulli (2)	-	*

Named Executive Officers:
Todd M. Cleveland	37,566	*
Paul E. Hassler (3)	83,380	*
Andy L. Nemeth (4)	49,463	*
Darin R. Schaeffer (5)	3,110	*

Directors and Executive Officers as a group (9 persons)	288,705	3.2%

* Less than 1%.

(1)

Information based on the Schedule 13D/A filed jointly by Tontine Capital Management, L.L.C. (“TCM”), Tontine Capital Partners, L.P. (“TCP”), Tontine Capital Overseas Master Fund, L.P. (“TCO”), Tontine Capital Overseas GP, L.L.C. (“TCO GP”) and Jeffrey L. Gendell on December 16, 2008. Includes 4,221,155 shares owned directly by TCP and 953,808 shares owned directly by TCO. Mr. Gendell is the managing member of TCM, the general partner of TCP. Mr. Gendell is also the managing member of TCO GP, the general partner of TCO.

(2)	Mr. Cerulli is employed by an affiliate of Tontine. He disclaims beneficial ownership of the shares beneficially owned by Tontine.
(3)	Includes 42,875 options which are exercisable within 60 days of the record date.
(4)	Includes 25,375 options which are exercisable within 60 days of the record date.
(5)	Mr. Schaeffer is an officer of the Company.

CORPORATE GOVERNANCE

The Board believes that fundamental corporate governance is important to ensure that we are managed for the long-term benefit of our shareholders. The Board annually reviews its corporate governance practices and policies as set forth in its Corporate Governance Guidelines, Code of Ethics, and various Committee Charters, all of which were updated in accordance with the listing standards of the NASDAQ Stock Market and the SEC rules.

Election of Directors and Length of Board Term

Directors are currently elected for one-year terms at the annual meeting of shareholders.

Board Committees

The Board has three standing committees: the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominations Committee. Each Committee has a committee chairman and a written charter.

Shareholder Communications

Shareholders may send communications to members of the Board by sending a communication to the Board and/or a particular member care of Andy L. Nemeth -Secretary, Patrick Industries, Inc., 107 West Franklin Street, P.O. Box 638, Elkhart, Indiana 46515-0638. Communications intended for independent directors should be directed to the chair of the Corporate Governance and Nominations Committee.

Code of Ethics

We have a code of ethics that applies to all of our employees, officers and directors.

Access to Corporate Governance Documents

The charters of our Audit, Compensation, and Corporate Governance and Nominations Committees, our Corporate Governance Guidelines, and our Code of Ethics are all available on our website at www.patrickind.com, or by writing to:

Patrick Industries, Inc.

Attn: Andy L. Nemeth, Secretary

107 West Franklin Street

P.O. Box 638

Elkhart, Indiana 46515-0638

Board of Directors

The Board had four regular meetings and seven special meetings in 2008 and all directors attended all meetings.

The Board and committees regularly meet in executive session without the presence of any management directors or representatives. There was no lead independent director designated to preside over the executive sessions of the Board in 2008. Paul E. Hassler was elected Chairman of the Board in May 2008.

On July 21, 2008, Joseph M. Cerulli was appointed to the Company’s Board. Mr. Cerulli was appointed to fill a newly created position on the Board and will serve for a term expiring at the 2009 Annual Meeting of Shareholders or until a successor is duly elected and qualified. Mr. Cerulli was appointed to serve as a member of the Corporate Governance and Nominations Committee and the Compensation Committee. Mr. Cerulli was not compensated for his services as a director or committee member during 2008. Mr. Cerulli did begin receiving compensation for his services beginning in January 2009.

Mr. Cerulli has been employed by Tontine Associates, LLC, an affiliate of Tontine Capital Partners, L.P. and Tontine Capital Overseas Master Fund, L.P., (collectively, “Tontine”) since January 2007. As such, Mr. Cerulli has an indirect interest in the Company’s transactions with Tontine. Following the related party transactions described herein, Tontine beneficially owned approximately 57.3% of the Company’s common stock as described in a Schedule 13D/A filed by Tontine on December 16, 2008.

In connection with the financing of its acquisition of Adorn Holdings, Inc. in May 2007 (the “Adorn acquisition”), the Company entered into a Securities Purchase Agreement with Tontine, dated April 10, 2007 (the “2007 Securities Purchase Agreement”), which provided that, among other things, so long as Tontine (i) holds between 7.5% and 14.9% of the Company’s common stock then outstanding, Tontine has the right to appoint one nominee to the Board; or (ii) holds at least 15% of the Company’s common stock then outstanding, Tontine has the right to appoint two nominees to the Board. The Company also agreed to limit the number of directors serving on its Board to no more than nine directors for so long as Tontine has the right to appoint a director to the Board. Tontine’s right to appoint directors and the Company’s obligation to limit the size of its Board were affirmed in a subsequent Securities Purchase Agreement with Tontine, dated March 10, 2008 (the “2008 Securities Purchase Agreement”), in connection with a private placement in March 2008. Mr. Cerulli’s appointment to the Board was made pursuant to Tontine’s right to appoint directors as described above. As of the date hereof, Tontine has not exercised its right to appoint a second nominee to the Board.

We expect all Board members to attend the Annual Meeting of Shareholders, but from time to time, other commitments may prevent all directors from attending each meeting. All directors attended the most recent Annual Meeting of Shareholders, which was held on May 22, 2008.

Independent Directors

Following the Annual Meeting of Shareholders held on May 22, 2008, the Board was comprised of seven (7) members, of which four (4) were classified as independent directors and thus comprised a majority of the Board. A new eighth director (Joseph M. Cerulli) became an independent director effective on July 21, 2008, following his appointment by the Board to serve until the 2009 annual meeting. In general, the Board determines whether a director is independent by following the guidelines of the NASDAQ Stock Market and the SEC rules and regulations, in addition to those other factors it may deem relevant. The Board of Directors has determined that the independent directors are Terrence D. Brennan, Joseph M. Cerulli (except for purposes of the audit committee), Keith V. Kankel, Larry D. Renbarger and Walter E. Wells. The independent directors met three times in 2008.

Corporate Governance and Nominations Committee Processes

The Corporate Governance and Nominations Committee will consider board nominees recommended by shareholders. Those recommendations should be sent to the Chair of the Corporate Governance and Nominations Committee, c/o of the Corporate Secretary of Patrick Industries, Inc., 107 West Franklin Street, P.O. Box 638, Elkhart, Indiana 46515-0638. In order for a shareholder to nominate a candidate for director, under our By-laws, timely notice of the nomination must be given in writing to the Secretary of the Company. To be timely, such notice must be received at our principal executive offices not less than 90 days or more than 110 days prior to the next Annual Meeting of Shareholders. Notice of nomination must include the name, address and number of shares owned by the person submitting the nomination; the name, age, business address, residence address and principal occupation of the nominee; and the number of shares beneficially owned by the nominee. It must also include the information that would be required to be disclosed in the solicitation of proxies for election of directors under the federal securities laws, as well as whether the individual can understand basic financial statements and the candidate’s other board memberships (if any). The nominee’s consent to be elected and serve must be submitted. The Corporate Governance and Nominations Committee may require any nominee to furnish any other information, within reason, that may be needed to determine the eligibility of the nominee. As provided in its Charter, the Corporate Governance and Nominations Committee will follow procedures which the committee deems reasonable and appropriate in the identification of candidates for election to the board and evaluating the background and qualification of those candidates. Those processes include consideration of nominees suggested by an outside search firm, by incumbent board members, and by shareholders. The Committee will seek candidates having experience and abilities relevant to serving as a director of the Company, and who represent the best interests of shareholders as a whole and not any specific group or constituency.

The Committee will consider a candidate’s qualifications and background, including responsibility for operating a public company or a division of a public company, international business experience, a candidate’s technical background or professional qualification, and any other public company boards on which the candidate is a director. The Committee will also consider whether the candidate would be “independent” for purposes of the NASDAQ Stock Market and SEC rules and regulations. The Committee may, from time to time, engage the service of a professional search firm to identify and evaluate potential nominees.

Audit Committee

The Board has an Audit Committee, which from January 1, 2008 to May 22, 2008, was comprised of Robert C. Timmins (Chairman), Keith V. Kankel , Larry D. Renbarger and John H. McDermott. Mr. Timmins did not stand for re-election at the 2008 Annual Meeting and Mr. McDermott resigned effective with the 2008 Annual Meeting. Effective May 22, 2008, the Audit Committee was comprised of Keith V. Kankel (Chairman), Terrence D. Brennan, Larry D. Renbarger and Walter E. Wells, none of whom are employees of the Company. The Audit Committee’s responsibilities include recommending to the Board the independent accountants to be employed for the purpose of conducting the annual examination of our financial statements, discussing with the independent accountants the scope of their examination, reviewing our financial statements and the independent accountants’ report thereon with our personnel and the independent accountants, and inviting the recommendations of the independent accountants regarding internal controls and other matters. Additionally, the Audit Committee is responsible for approving all non-audit services provided by the independent accountants and reviews these engagements on a per occurrence basis.

The Board has determined that all of the members of the Audit Committee are independent as defined in the NASDAQ listing standards and relevant SEC rules, and that Messrs. Kankel, Brennan, Renbarger and Wells all meet the qualifications required to be an audit committee financial expert and meet the financial sophistication requirements of the NASDAQ listing standards. Keith V. Kankel was the former Interim President and Chief Executive Officer and a Vice President of Finance of the Company, and Terrence D. Brennan served as the President and Chief Executive Officer of NBD Bank in Elkhart, Indiana. Larry D. Renbarger was Chief Executive Officer of Shelter Components and has a public accounting background, and Walter E. Wells was the President and Chief Executive Officer of Schult Homes Corporation. The Audit Committee had three regular meetings and seven special meetings in 2008.

For a more detailed list of the roles and responsibilities of the Audit Committee, please see the Audit Committee Charter located on our website at www.patrickind.com.

Compensation Committee

The Board had a Compensation Committee which from January 1, 2008 to May 22, 2008 was comprised of Terrence D. Brennan (Chairman), Keith V. Kankel, Walter E. Wells, and Harold E. Wyland. Mr. Wyland resigned from the Board effective with the 2008 Annual Meeting. Mr. Wells became Chairman effective May 22, 2008. On July 21, 2008, the size of the Compensation Committee was increased to five members: Walter E. Wells (Chairman), Terrence D. Brennan, Joseph M. Cerulli, Keith V. Kankel and Larry D. Renbarger. The Compensation Committee met three times in 2008. The primary responsibilities of this committee include:

•	Reviewing and recommending to the independent members of the Board the overall compensation programs for the officers of the Company; and
•	Oversight authority for the stock-based compensation programs.

For a more detailed list of the roles and responsibilities of the Compensation Committee, please see the Compensation Committee Charter located on our website at www.patrickind.com.

Corporate Governance and Nominations Committee

The Board has a Corporate Governance and Nominations Committee, which from January 1, 2008 to May 22, 2008 was comprised of John H. McDermott (Chairman), Terrence D. Brennan, Keith V. Kankel, Walter E. Wells and Harold E. Wyland. Messrs. McDermott and Wyland resigned from the Board effective with the 2008 Annual Meeting. Effective July 21, 2008, the Corporate Governance and Nominations Committee was comprised of Terrence D. Brennan (Chairman), Joseph M. Cerulli, Keith V. Kankel, Larry D. Renbarger and Walter E. Wells. This Committee met three times in 2008. The primary responsibilities of this committee include:

•	To assist the Board in identifying, screening, and recommending qualified candidates to serve as directors;
•	To recommend nominees to the Board to fill new positions or vacancies as they occur;
•	To review and recommend to the Board the compensation of directors;
•	To recommend to the Board candidates for re-election by shareholders at the annual meeting; and
•	To review and monitor corporate governance compliance as well as recommend appropriate changes.

For a more detailed list of the roles and responsibilities of the Corporate Governance and Nominations Committee, please see the Corporate Governance and Nominations Committee Charter located on our website at www.patrickind.com.

Compensation Committee Interlocks and Director Participation

During 2008, no executive officer served on the Board or compensation committee of any other corporation with respect to which any member of the Compensation Committee was engaged as an executive officer. No member of the Compensation Committee was an officer or employee of the Company during 2008. Keith V. Kankel was formerly an officer of the Company from 1974-2004 and became a member of the Compensation Committee in 2008.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that certain of our officers, directors and 10% shareholders file with the SEC an initial statement of beneficial ownership and certain statements of changes in beneficial ownership of our common stock. Based solely on our review of such forms and written representation from the directors and officers that no other reports were required, we are unaware of any instances of noncompliance or late compliance with such filings during the fiscal year ended December 31, 2008, except with respect to the late filing of one Form 3 on August 19, 2008 for Mr. Cerulli.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Compensation Discussion and Analysis

Summary

We believe that the compensation plan as it relates to our named executive officers should be aligned with the Company’s short-term and long-term objectives, its strategic plan, its operating performance and cash flows, and increasing management ownership in the Company. Our objective is to attract and retain highly qualified executives and to align the interest of our Board with our senior management team in efforts to facilitate strong leadership in an environment that creates and promotes productivity and goal-oriented results. In order to meet these objectives, the Compensation Committee has met numerous times over the past several years and conducted market studies and analysis to ensure that we are providing a competitive complete package as it relates to our senior management team. Our compensation plan currently includes the following components and our general objectives as they relate to each:

•	Annual Base Salaries – Base salaries are based on job responsibility, individual performance, experience, skill level and market practices.
•

Annual Non-Equity Incentive Plan Awards and Performance Bonuses – Non-Equity Incentive Plan Awards and Performance Bonuses are intended to reward outstanding performance and efforts as they relate to the Company’s strategic plan and are tied to items including earnings before interest, taxes, depreciation and amortization (“EBITDA”) and debt reduction. The Board reserves the right at any time to award discretionary bonuses to senior management based on outstanding performance or other factors.

•

Long-Term Incentives – In efforts to increase management ownership in the Company, our plan links performance to our strategic plan and our shareholder interests in efforts to provide long-term shareholder value.

•

Executive Retirement Plan – In efforts to retain a highly qualified management team, our executive officers, upon approval by the Board, participate in a supplemental retirement program which is based on base wages, years of service and other criteria.

•

Non-Qualified Excess Plan – In efforts to retain a highly qualified management team, our Compensation Committee approved a voluntary deferred compensation plan whereby our highly compensated individuals could elect to voluntarily defer all or a portion of their wages in any given years subject to applicable laws and restrictions.

•	Perquisites – Perquisites are minimized to promote team-oriented results.
•	Severance Benefits – We continue to support our executive team and want to provide reasonable and equitable protection consistent with comparable practices of comparable companies.

As a result of the acquisitions of both Adorn and American Hardwoods, Inc., and the related increase in debt to finance the acquisitions, the strategic priorities of the senior management team changed in the short-term to focus on increasing the profitability of the combined operations and decreasing leverage with EBITDA and debt reduction set as financial targets. The Compensation Committee and the Board spent significant time working with the senior management team to design a compensation package that was aligned with these new priorities.

In 2008, as market conditions in all three of the major markets the Company serves began to deteriorate, coupled with the global economic crisis that occurred in the latter half of 2008, the senior management team was forced to turn its primary focus to significantly reducing debt as quickly as possible to account for a 30% decrease in combined revenues and corresponding reduction in EBITDA levels. The senior management team worked closely with the Board in its forecasting efforts and plans related to deleveraging and aligning its cost structure with its revenue base. The Compensation Committee and the Board again spent significant time with the senior management team and determined that, while the strategic growth priorities that were established in conjunction with the acquisition of Adorn in 2007 were no longer short-term goals, the EBITDA and debt reduction priorities were still the most important initiatives to increase shareholder value under the current conditions, and therefore an EBITDA and debt reduction based incentive was still the best-aligned approach for the senior management team.

Benchmarking

We use a variety of resources, including SEC filings as they relate to our customers, suppliers and other companies of our size, to assist in establishing our compensation programs for our senior executives. Our major competitors are not publicly traded and, therefore, we do not have access to their compensation information to make appropriate comparisons at this level. Along with current market rates for companies of our size, structure and reporting responsibilities, we utilize market surveys, Board member experience, external compensation studies, and engage the assistance of our advisors and contacts within the industry to help supplement our decision making process. While the manufactured housing industry, which represents approximately 45% of our 2008 revenue base, has been operating at the lowest levels in more than 40 years, we have worked to provide an appropriate compensation package that recognizes the inherent limitations on organic growth, while fully recognizing the significant efforts put in by our management team to not only execute on strategies in conjunction with our strategic plan, but to continue to promote a culture of performance-based results and team oriented goal setting. Additionally, with the change in management personnel related to Mr. Hassler being appointed President and Chief Executive Officer in 2004, we recognized that our new senior management team, while experienced within the industry and with the Company, owned very little Company stock. Accordingly, we have taken on the initiative of increasing management’s ownership of common stock through the issuance of both restricted and unrestricted stock awards in conjunction with our 1987 Omnibus Stock Option Program as amended and will continue to do so under Mr. Cleveland, our new President and Chief Executive Officer.

Equity Trading Restrictions

The Company had a policy effective through March 26, 2008 with regards to a mandatory blackout period related to equity transactions which started on the fifteenth day of the month ending in a reporting period (March, June, September, and December) and ended three days after the public release of financial information for that period. The policy was modified on March 27, 2008 whereby the mandatory blackout period begins on the last day of the month ending in a reporting period (March, June, September and December) and ends forty-eight hours after the public release of the financial information for that reporting period. During this period, Section 16 insiders and other management employees who have access to “inside” information are precluded from trading in the public market, any types of company owned equity securities. Additionally, the Company precludes any Section 16 insider, as defined by the SEC, Director, Officer or Employee from trading in the public market, or any other market, based on information that is not made available to the general public.

Components of Executive Compensation Plan

The components of our executive compensation plan as currently established by the Compensation Committee include the following:

•	Base Salary
•	Non-Equity Incentive Plan Awards
•	Stock Awards
•	Non-Qualified Stock Options
•	Executive Retirement Plans and Non-Qualified Excess Plan

Base Salary

The Compensation Committee reviews and approves the base salaries of named executive officers each year, as well as at the time of promotion, change in job responsibilities, or any other change deemed to be a material event. Base salaries are set on the first day of January of each year. The Compensation Committee sets the salary for the President and CEO, and approves the base salaries for the other named executives based on recommendations by the President and CEO. The Compensation Committee recommended and the Board subsequently approved a base salary for the named executive officers based on recommendations by Mr. Hassler, President and CEO, as well as a review of individual performance and trends in the marketplace effective January 1, 2008, and represented no change from the base salaries approved in May 2007, upon the consummation of the Adorn acquisition. In May 2008 in conjunction with Mr. Cleveland being appointed President and Chief Operating

Officer, the Compensation Committee and the Board approved, based on a recommendation by Mr. Hassler, that Mr. Cleveland’s base salary be increased to $300,000. Mr. Cleveland, recognizing the deteriorating economic conditions, voluntarily elected not to accept the increase in base salary as recommended by the Compensation Committee and the Board until these conditions improved. Additionally, effective July 1, 2008, based upon unprecedented economic conditions in the RV and MH industries, the named executive officers voluntarily elected to take a 10% reduction in base salary. Effective March 30, 2009, the named executive officers and the named officer voluntarily elected to take further reductions in their base wages. The following table summarizes the 2008 and 2009 base salaries as approved by the Board for the named executive officers and the named officer and subsequent voluntary salary reductions taken by them:

Name	2008 Base Salary – 1/1/08 (1)	2008 Base Salary – 7/1/08 (2)	% Decrease 7/1/08	2009 Base Salary – 3/30/09 (3)	% Decrease 3/30/09
Paul E. Hassler (4)	$ 350,000	$ 315,000	10.0%	N/A	N/A
Todd M. Cleveland (4)	265,000	265,000	11.7% (5)	$ 75,000	71.7%
Andy L. Nemeth	230,000	207,000	10.0%	120,000	42.0%
Darin R. Schaeffer (6)	150,000	150,000	-%	100,000	33.3%
Gregory G. Lee (7)	160,000	N/A	N/A	N/A	N/A

(1)	The 2008 base salary effective January 1, 2008 represents the base salaries as approved by the Compensation Committee of the Board as of January 1, 2008.
(2)	The 2008 base salary effective July 1, 2008 represents the base salaries as of July 1, 2008 following a voluntary 10% reduction in base wages taken by the named executive officers.
(3)

The 2009 base salary effective March 30, 2009 represents the base salaries as of March 30, 2009 following voluntary reductions in base wages taken by the named officer and the named executive officers.

(4)

Effective February 1, 2009, Mr. Cleveland succeeded Mr. Hassler as the Company’s Chief Executive Officer in accordance with the Company’s executive succession plan. Mr. Cleveland continues in his role as President and Mr. Hassler continues to serve in his role as Chairman of the Board.

(5)

The decrease for Mr. Cleveland represents his voluntary election not to take an increase in base wages as recommended by the Compensation Committee and is calculated based on the difference between the $300,000 per the recommendation and Mr. Cleveland’s election to stay at $265,000.

(6)

Mr. Schaeffer joined the Company on September 4, 2007 as Corporate Controller and was appointed Vice President, Corporate Controller, and Principal Accounting Officer of the Company on March 26, 2008. Mr. Schaeffer is an officer of the Company.

(7)

Mr. Lee resigned from all positions held within the Company effective June 27, 2008. Mr. Lee’s base salary for 2008 represents his base salary through his date of resignation as approved by the Compensation Committee of the Board as of January 1, 2008.

Non-Equity Incentive Plan Awards

The Annual Non-Equity Incentive Plan Awards are reviewed and approved each year and are based on the achievement of financial targets. Several key components were considered in the development of the 2008 incentive plan to incentivize the management team to minimize exposure areas as identified. Some of these areas include:

•	The significant leverage position taken on as a result of the acquisition;
•	The significantly deteriorating market conditions in the primary industries that the Company serves;
•	Declining projected EBITDA levels as a result of the deteriorating market conditions;
•	The tightening of commercial credit related to overall macroeconomic conditions and the global economic crisis that occurred in 2008;

•	The $110 million credit facility entered into as a result of the acquisition and the related debt covenant thresholds;
•	Necessary cost reduction initiatives that the management team needed to implement to continue to size the organization to the declining sales levels; and
•	The significant voluntary salary reductions taken by the senior management team.

As a result of the above factors, the compensation committee identified two key components for the 2008 non-equity incentive plan for the named executive officers and the named officer. The two key components include:

1.

EBITDA target computed as defined in the Company’s credit agreement. The compensation committee established the EBITDA target based on the full year combined operating plan as presented to the Board. An incentive participation percentage was set for each of the named executive officers and the named officer whereby they could earn additional compensation based on achieving and exceeding the EBITDA target as defined. The incentive compensation potential to be earned by each named executive officer and the named officer is calculated based on a minimum EBITDA threshold and earned as a percentage of the incremental amount over and above the threshold, computed based on the participation percentage for each individual. The Company did not meet its minimum EBITDA threshold for 2008 and therefore, no incentive compensation was paid to the named executive officers and the named officer under this component of the plan.

The following table summarizes the EBITDA incentive compensation participation targets and amounts paid to each of the named executive officers and the named officer for the year ended December 31, 2008:

Name	Incentive %	EBITDA Bonus
Paul E. Hassler	6.00%	$ -
Todd M. Cleveland	5.00%	$ -
Andy L. Nemeth	4.00%	$ -
Gregory G. Lee	3.00%	$ -
Darin R. Schaeffer	1.50%	$ -

2.

Debt Reduction – The Compensation Committee established a debt reduction target based on the 2008 expected debt service requirements whereby the named executive officers and the named officer would participate in a percentage of every dollar of debt principal paid down over and above the debt reduction target as presented in the plan for 2008. The Company did not make any excess debt reduction payments over and above its debt reduction target and therefore, no incentive compensation was paid to the named executive officers and the named officer under this component of the plan.

The following table summarizes the debt reduction incentive compensation participation targets for each of the named executive officers and the named officer for the year ended December 31, 2008:

Name	Incentive %	Debt Reduction Bonus
Paul E. Hassler	1.50%	$ -
Todd M. Cleveland	1.25%	$ -
Andy L. Nemeth	1.00%	$ -
Gregory G. Lee	0.75%	$ -
Darin R. Schaeffer	0.50%	$ -

While these targets have been used in 2008, the Compensation Committee reserves the right to modify, cancel, change or reallocate any components of this calculation or criteria at any time.

Stock Awards

Annual Performance Based Stock Awards:

We believe that increasing senior management’s ownership in the Company is critical to our long-term strategic plan and keeping management goals aligned with increasing shareholder value. In May 2007, the Board approved the granting of up to 50,000 shares to the named executive officers, the named officer, and other key members of the senior management team, and any other members of the management team as determined by the named executive officers of the Company, upon the completion of certain key milestone events in conjunction with the consolidation of Adorn into Patrick. The consolidation plan was divided into three phases with Phase I completed on October 5, 2007, Phase II completed on March 26, 2008, and Phase III completed on August 14, 2008. All shares issued to the named executive officers were approved by the Board. There were 21,450 shares granted to the named officer and named executive officers in 2008.

Discretionary Stock Awards:

We believe that management should be rewarded for outstanding performance, irrespective of financial targets and metrics and therefore reserve the right to issue unrestricted stock grants to named executive officers and other individuals at our discretion. There were no discretionary unrestricted stock grants issued to the named officer or named executive officers for the year ended December 31, 2008.

Stock-Based Compensation:

Beginning in 2006, the Company granted the named executive officers the right to elect to receive any or all of their base pay or base pay increases in any given year in restricted stock in lieu of cash. The election is made as of the first of the year. The shares are issued as of the first of the year and vest quarterly at 25% per quarter. The officers are responsible for all applicable taxes associated with such shares and are entitled to all rights and voting privileges with respect to such shares.

The following table summarizes the individual elections in 2008 made by the named executive officers and the named officer to have shares issued in lieu of cash compensation:

Name	Shares	Market Price	Total ($)
Paul E. Hassler	-	N/A	-
Todd M. Cleveland	-	N/A	-
Andy L. Nemeth	-	N/A	-
Darin R. Schaeffer	-	N/A	-

Non-Qualified Stock Options

Beginning in 2006, the Company began using performance shares in lieu of stock options as the primary incentive for the named executive officers due to the regulatory reporting requirements and the preference towards stock awards as a primary form of long-term incentive compensation. The Compensation Committee has not granted any stock options to the named executive officers since 2005. At December 31, 2008, the Company had two (2) non-qualified stock option grants outstanding with grant dates, percent vested and unvested, and termination dates as follows:

Grant Date	Options Remaining	Vested	Unvested	Termination Date
06/22/04	78,750	100%	- %	06/21/10
10/31/05	47,000	75%	25%	10/30/11

A description of all stock awards held by the named executives as of the end of fiscal 2008 is contained in the Outstanding Equity Awards at December 31, 2008 table on page 19. We reserve the right at any time to grant options under our stock option plan.

Executive Retirement Plans and Non-Qualified Excess Plan

The Company maintains two non-qualified executive retirement plans (“Plan A” for Mr. Hassler and Mr. Nemeth and “Plan B” for Mr. Lee) for its key executives.

Executive Retirement Plans:

Plan A and B:

Employees are invited to participate in the plan upon approval by the Board. The employee makes no contributions to the plan and the retirement benefits are unfunded. The Company purchases and is the owner of life insurance policies on certain executives which accumulate cash value as a potential source of funding, if required. The benefits under the plan are unsecured and subject to substantial risk in the event of bankruptcy or other insolvency matters. Under Plan A, these benefits are not taxable to the employee until received and vest upon a change in control as defined in the plans, the employee achieving 25 years of continuous service, the employee reaching age 65, or a combination of the employee’s age and years of service equaling 85. Under Plan B, these benefits are not taxable to the employee until received and vest upon a change in control as defined in the plans, the employee achieving 10 years of continuous service for which the employee is 50% vested and then 5% vested for each year of continuous service up to a maximum of 100% vesting after 20 years of continuous service. In the event the employee shall retire at any time prior to age sixty-five (65) and after reaching the age of sixty (60) years, the retirement benefits payable under both Plan A and Plan B are reduced by 5% per year for each year or portion thereof prior to the employee’s attainment of age 65. The provisions of the agreements provide for benefits payable in the event of death or disability. All named executive officers, except Mr. Cleveland, and the named officer, Mr. Schaeffer, are participants in this plan.

Plan A:

According to the provisions of Plan A, Mr. Hassler and Mr. Nemeth upon vesting are entitled to receive annually 40% of their respective highest annual base wages earned in the last three years prior to retirement or termination from the Company paid over ten years in 260 consecutive bi-weekly payments. Mr. Hassler became fully vested when he turned age 60. Mr. Nemeth became fully vested in the plan on May 18, 2007 pursuant to a change of control event, which occurred on May 18, 2007 as a result of the Adorn acquisition and the Company’s private placement of shares to Tontine.

Plan B:

According to the provisions of Plan B, Mr. Lee upon vesting is entitled to receive annually up to 40% of his highest annual base wages earned in the last three years prior to retirement or termination from the Company paid over ten years in 260 consecutive bi-weekly payments. Mr. Lee became fifty (50%) vested in the plan on June 27, 2008 pursuant to a change of control event, which occurred on June 27, 2008 in conjunction with the Company’s rights offering and private placement of shares to Tontine.

Non-Qualified Excess Plan

The Company maintains a voluntary non-qualified deferred compensation plan for its key executives whereby individuals can elect at the beginning of any fiscal year to defer all or a portion of their base wages for that particular year, subject to applicable laws and restrictions. This plan was implemented in 2008 and Messrs. Hassler, Cleveland, Nemeth, and Schaeffer all elected to participate in this plan. Participants are immediately vested in the plan.

Perquisites

We believe in a performance based compensation and benefits package and therefore provide very few perquisites to our named executives. We do not provide the personal use of a company airplane, nor does the

Company provide security at a personal residence, commuting expenses, personal travel using vehicles owned or leased by the Company except for the use of a company automobile by Mr. Cleveland, housing and other living expenses, clerical or secretarial services for personal matters, club memberships not exclusively used for business purposes, personal financial or tax advice or investment management services, or tax planning, financial planning, or tax preparation costs. We provide a car allowance to our named executive officers, corporate managers, and general managers, all of which are included as taxable income.

Benefit Plans

We do not maintain separate benefit plans for our named executive officers and for the named officer. They participate in the same health and welfare plans as all of our other general employees with the same deductibles and co-pays. The named executive officers and the named officer also participate in the same 401(k) retirement program as all of the other general employees.

Summary Compensation Table

The following Summary Compensation Table sets forth information about the compensation paid to our Chief Executive Officer, our Chief Financial Officer and any other highly compensated executive officers who were required to file reports under Section 16 of the Securities Exchange Act of 1934 (the “named executive officers”) for the year ended December 31, 2008:

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(2)(5)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)

Paul E. Hassler, Chairman and Chief Executive Officer (8)	2008 2007 2006	326,045 323,687 280,020	- - -	50,533 292,823 99,080	21,805 40,241 40,241	- 190,700 66,560	89,110 502,524 82,123	14,233 14,465 14,144	501,726 1,364,440 582,168
Todd M. Cleveland, President and Chief Operating Officer (8)	2008 2007	260,730 246,565	- -	38,335 -	- -	- 158,900	5,844 -	4,975 7,283	309,884 412,748
Andy L. Nemeth, Executive Vice President of Finance, Secretary-Treasurer, and Chief Financial Officer	2008 2007 2006	212,659 204,451 180,024	- - -	38,335 292,823 49,540	12,905 23,816 23,816	- 127,100 41,600	15,948 87,417 6,316	14,017 14,215 14,032	293,864 749,822 315,328
Darin R. Schaeffer,	2008	147,712	-	14,224	-	-	3,116	150	165,202
Vice President, Corporate Controller, and Principal Accounting Officer (9)
Gregory G. Lee, Executive Vice President of Marketing and New Product Development (10)	2008 2007	153,846 (10) 154,617	- -	8,460 136,400	6,230 6,230	- 95,300	115,766 18,545	6,607 11,092	290,909 422,184

______________________

(1)

2008 base salaries, which took effect on January 1, 2008, were as follows: Mr. Hassler, $350,000; Mr. Cleveland, $265,000; Mr. Nemeth, $230,000; and Mr. Schaeffer, $150,000. Effective July 1, 2008, base salaries were reduced by 10% to the following: Mr. Hassler’s base salary was set at $315,000; Mr. Cleveland’s salary was set at $265,000; Mr. Nemeth’s base salary was set at $207,000; and Mr. Schaeffer’s salary was set at $150,000. Mr. Lee resigned from the Company effective June 27, 2008. For information on further voluntary reductions in base wages taken in 2009, see “Base Salary” on pages 11 and 12.

(2)

The named executive officers and the named officer were not entitled to receive any payments that would be characterized as “Bonus” payments for the fiscal years ended December 31, 2008, 2007 or 2006. Amounts listed under the column “Non-Equity Incentive Plan Compensation” constitutes Annual Incentive Plan awards for 2007 and 2006 performance that were approved by the Compensation Committee. There were no Annual Incentive Plan awards approved for 2008.

(3)	Represents (i) the dollar amount of optional salary deferrals in the form of stock awards that each named executive and the named officer elects to receive in lieu of cash compensation at
(4)

Represents the dollar amount associated with the named executive’s option grants that are recognized as compensation for financial statement reporting purposes with respect to fiscal 2008, 2007 and 2006 in accordance with FAS 123(R) associated with stock options granted in 2004 and 2005. For a discussion of the assumptions made in the valuation, please see Note 15 to the Consolidated Financial Statements in our 2008 Annual Report on Form 10-K.

(5)	Represents amounts paid under the Annual Non-Equity Incentive Plan for that year’s performance.
(6)

Represents the aggregate change in the present value of the named executives and the named officer’s accumulated benefit under the Patrick Industries, Inc. Executive Retirement Plan and the Patrick Industries, Inc. Non-Qualified Excess Plan. In computing these amounts, the Company uses various assumptions including remaining years of service, estimated discount rates, and present value calculations. Mr. Hassler and Mr. Nemeth each became fully vested in the Executive Retirement Plan in 2007, and Mr. Lee became fully vested in the Executive Retirement Plan in 2008. All participants are fully and immediately vested in the Non-Qualified Excess Plan.

(7)	Represents car allowance and company contributions pursuant to the Patrick Industries, Inc. 401(k) Plan.
(8)

Effective February 1, 2009, Mr. Cleveland succeeded Mr. Hassler as the Company’s Chief Executive Officer in accordance with the Company’s executive succession plan. Mr. Cleveland continues in his role as President and Mr. Hassler continues to serve in his role as Chairman of the Board.

(9)	Mr. Schaeffer joined the Company on September 4, 2007 as Corporate Controller and was appointed Vice President, Corporate Controller, and Principal Accounting Officer of the Company on March 26, 2008.
(10)

Mr. Lee resigned from all positions held within the Company effective June 27, 2008. Mr. Lee’s salary for 2008 represents $83,077 in base salary through his date of resignation and payments of $70,769 included as severance under the provisions of his employment contract.

The compensation represented by the amounts for the year ended December 31, 2008 set forth in the All Other Compensation column in the Summary Compensation Table for the named executive officers and the named officer is detailed in the table below:

Name and Principal Position	Company Contributions to Retirement Benefit Plan ($)	Automobile Allowance ($)
Paul E. Hassler Chairman and Chief Executive Officer	$ 793	$ 13,440
Todd M. Cleveland President and Chief Operating Officer	-	4,975 (1)
Andy L. Nemeth Executive Vice President of Finance, Secretary-Treasurer, and Chief Financial Officer	577	13,440
Darin R. Schaeffer	150	-
Vice President, Corporate Controller, and Principal Accounting Officer
Gregory G. Lee Executive Vice President of Marketing and New Product Development	132	6,475

(1)	Mr. Cleveland has the use of a Company car.

Outstanding Equity Awards at December 31, 2008

The following table summarizes the outstanding equity awards held by the named executive officers as of December 31, 2008:

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Paul E. Hassler	24,500	-	10.01	6/21/10	-	-
	18,375	6,125	9.95	10/30/11	-	-
Todd M. Cleveland	-	-	-	-	-	-
Andy L. Nemeth	14,500	-	10.01	6/21/10	-	-
	10,875	3,625	9.95	10/30/11	-	-
Darin R. Schaeffer	-	-	-	-	-	-
Gregory G. Lee	-	-	-	-	-	-

______________________

(1)

Stock options within each annual grant vest incrementally at a rate of 25% per year, with full vesting at the end of four years, and expire after six years. Unvested shares are subject to forfeiture if the named executive officer’s employment with the Company is terminated before the shares vest.

Option Exercises and Stock Vested in Fiscal 2008

The following table sets forth information about stock options exercised by the named executive officers and the named officer in 2008 and stock awards that vested or were paid in 2008 to the named executives.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Paul E. Hassler	-	-	7,250 (1)	50,533 (1)
	-	-	10,000 (2)	75,450 (2)
Todd M. Cleveland	-	-	5,500 (1)	38,335 (1)
Andy L. Nemeth	-	-	5,500 (1)	38,335 (1)
	-	-	10,000 (2)	75,450 (2)
Darin R. Schaeffer	-	-	2,000 (1)	14,224 (1)

Gregory G. Lee	-	-	1,200 (1)	8,460 (1)
	-	-	5,000 (2)	37,725 (2)

______________________

(1)

Represents stock issued to the named executive officers and the named officer upon the completion of certain key milestone events in conjunction with the consolidation of Adorn into Patrick. 16,200 shares were issued on March 26, 2008 and 5,250 shares were issued on August 14, 2008. The value realized on vesting was based on the market price equal to the Nasdaq Stock Market closing price of $7.05 on March 26, 2008 and $6.65 on August 14, 2008.

(2)

Represents discretionary stock grant awarded by the Board to named executive officers on June 1, 2007 in conjunction with the Adorn acquisition which vested 25% on March 1, 2008 and 25% on June 1, 2008 based on the Nasdaq Stock Market closing price of $7.83 and $7.26, respectively. Messrs. Hassler and Nemeth elected to have the shares included as compensation and taxed as of the March 28, 2007 grant date at which time the Nasdaq Stock Market closing price was $11.85. Mr. Lee elected to have the shares included as compensation and taxed as of the June 1, 2007 grant date through a Section 83(b) election made on that date. The Nasdaq Stock Market closing price was $13.64 on June 1, 2007. The officers turned in shares to pay the related withholding taxes.

Equity Compensation Plan Information

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted average exercise price of outstanding options, warrants, and rights	Number of securities remaining for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	125,750	$ 9.99	599,605
Equity compensation plans not approved by security holders	-	N/A	-
Total	125,750	$ 9.99	599,605

Non-Qualified Deferred Compensation

The following table sets forth information about the participation of the named executive officers and the named officer in the Executive Retirement Plans and the Non-Qualified Excess Plan, and is set forth in the Summary Compensation Table under the caption “Change in Pension Value and Non-Qualified Deferred Compensation Earnings”:

Name	Executive Contribution in Last FY ($)	Registrant Contributions in Last FY (1)	Aggregate Earnings in Last FY (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance as of Last FYE (3)
Paul E. Hassler	$ 5,850	$ 30,058	$ 53,202	-	$ 862,078
Todd M. Cleveland	7,500	-	(1,656)	-	5,844
Andy L. Nemeth	11,053	-	4,895	-	119,936
Darin R. Schaeffer	3,900	-	(784)	-	3,116
Gregory G. Lee	-	114,468	1,298	-	134,311

______________________

(1)	Represents the charge to operations for the current fiscal year associated with the compensation cost recognized by the Company pursuant to the terms of the plan.
(2)	Represents the interest cost charged to operations for the current fiscal year associated with the annuity.
(3)	Represents the present value of an annuity as of December 31, 2008 to be paid at retirement pursuant to the terms of the Executive Retirement Plan agreement.

See Executive Retirement Plans and Non-Qualified Excess Plan summary description on page 15 of this proxy statement.

Potential Payments Upon Termination and Following a Change in Control for Fiscal Year 2008

We believe that the Company should provide reasonable severance benefits to our named executive officers and named officer, and other general employees that are fair and commensurate with their job duties, functions, and responsibilities. We believe it is important to protect our key employees in the event of a change in control and it is also in the best interest of the Company to obtain a release from employees whose employment is terminated as well as a non-compete agreement from certain employees in the form of a severance agreement. The following table summarizes the severance agreements at December 31, 2008 for our named executive officers and named officer in the event they are terminated without cause:

Name	Severance	Payments upon Termination Without Cause (1)	Non Compete	Confidentiality Agreement
Paul E. Hassler	12 Months Base Salary and Insurance Benefits	$350,000	1 Year	1 Year
Todd M. Cleveland	12 Months Base Salary and Insurance Benefits	$300,000	2 Years	1 Year
Andy L. Nemeth	12 Months Base Salary and Insurance Benefits	$230,000	1 Year	1 Year
Darin R. Schaeffer	6 Months Base Salary and Insurance Benefits	$75,000	1 Year	1 Year

(1)       Employee is required to sign a mutual release of claims in a form satisfactory to the Company.

Employment Contracts

The Company has entered into Employment Agreements with Paul E. Hassler, Todd M. Cleveland, Andy L. Nemeth, and Darin R. Schaeffer pursuant to which they agreed to serve as executive officers, and an officer in the case of Mr. Schaeffer, of the Company. The agreements contain a non-compete clause and certain other stipulations and provide for a severance package that includes twelve (12) months base salary for Messrs. Hassler, Cleveland and Nemeth, and six (6) months base salary for Mr. Schaeffer. Under the Agreements, voluntary termination with or without good reason, death, disability or retirement, shall not result in any obligation of the Company to make payments. Mr. Hassler’s Employment Agreement was terminated upon his retirement effective January 31, 2009.

2008 Director Compensation

Non-employee directors are paid an annual retainer of $5,000 and effective in August 2008, received $600 for each board meeting and $600 for each committee meeting they attend, and $300 for each conference call they attend, with a maximum of $1,200 per combined event. Committee members receive an additional annual retainer of $5,000, regardless of the number of committees on which they serve. Starting in fiscal year 2008, committee chairs no longer receive an additional annual retainer. Employee directors receive no compensation as such. On an annual basis in May, each non-employee director is automatically granted a restricted stock award of 3,500 shares of the Company’s common stock, which will vest upon such director’s continued service as a member of the Board for one year or earlier upon certain events.

The following table sets forth a summary of the compensation we paid to our non-employee directors in the year ended December 31, 2008:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Changes in Pension Value And Non-Qualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Terrence D. Brennan	$ 20,600	$ 22,750	-	-	$ -	$ -	$ 43,350
Joseph M. Cerulli (5)	-	-	-	-	-	-	-
Keith V. Kankel	26,600	22,750	-	-	72,020	6,450	127,820
Larry D. Renbarger	26,000	22,750	-	-	-	-	48,750
Walter E. Wells	19,600	22,750	-	-	-	-	42,350

(1)       The amounts under the column headed “Fees Earned or Paid in Cash” represent meeting and retainer fees.

(2)	Represents the value of 3,500 shares of restricted stock granted to each non-employee director at a closing stock price of $6.50 on April 25, 2008.
(3)	Represents payments under the Company’s deferred compensation plan based on prior employment with the Company.
(4)	Represents fees paid for services associated with Mr. Kankel’s duties as Secretary to the Board and certain committees.
(5)

Upon his appointment to the Board in July 2008, Mr. Cerulli elected not to receive any form of director compensation for his services for the remainder of 2008. Mr. Cerulli began receiving compensation for his services beginning in January 2009.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee:

Walter E. Wells (Chairman)

Terrence D. Brennan

Joseph M. Cerulli

Keith V. Kankel

Larry D. Renbarger

RELATED PARTY TRANSACTIONS

Since April 2007, we have entered into a number of transactions with Tontine, which currently owns 57.3% of our common stock and is a related party as such term is defined under Item 404(a) of Regulation S-K.

On April 10, 2007, in connection with the financing of the Adorn acquisition, we entered into the 2007 Securities Purchase Agreement with Tontine for the private placement of shares of our common stock. Concurrently with the closing of the Adorn acquisition, Tontine purchased 980,000 shares of Patrick common stock in a private placement at a purchase price of $11.25 per share for total proceeds of approximately $11.0 million, less related costs. Tontine also provided additional interim debt financing of approximately $14.0 million in the form of senior subordinated promissory notes with an initial interest rate of 9.50% which was payable in cash or in-kind. Interest on these notes increased to 13.50% on May 19, 2008. On March 10, 2008, the Company entered into the 2008 Securities Purchase Agreement providing for the sale in a private placement of an additional 1,125,000 shares of its common stock to Tontine at $7.00 per share, for an aggregate purchase price of $7.9 million. The sale was completed on March 12, 2008. Proceeds from the sale of common stock were used to prepay approximately $7.7 million of the approximate $14.8 million in principal then outstanding under the senior subordinated promissory notes and to pay related accrued interest.

In addition, the 2007 Securities Purchase Agreement, provided that, among other things, so long as Tontine (i) holds between 7.5% and 14.9% of the Company’s common stock then outstanding, Tontine has the right to appoint one nominee to the Board; or (ii) holds at least 15% of the Company’s common stock then outstanding, Tontine has the right to appoint two nominees to the Board. The Company also agreed to limit the number of directors serving on its Board to no more than nine directors for so long as Tontine has the right to appoint a director to the Board. Tontine’s right to appoint directors and the Company’s obligation to limit the size of its Board were affirmed in the 2008 Securities Purchase Agreement. Mr. Cerulli’s appointment to the Board was made pursuant to Tontine’s right to appoint directors as described above. As of the date hereof, Tontine has not exercised its right to appoint a second nominee to the Board.

On September 17, 2007, the Company entered into a Standby Purchase Agreement (the “2007 Standby Purchase Agreement”) with Tontine in connection with the Company’s proposed rights offering to its shareholders. On March 10, 2008, the Company and Tontine terminated the 2007 Standby Purchase Agreement.

On March 10, 2008, the Company entered into a Standby Purchase Agreement (the “2008 Standby Purchase Agreement”) with Tontine in connection with the Company’s rights offering of 1,850,000 shares of common stock to its shareholders. Under the rights offering, shareholders received one right to purchase 0.2580693 of a share of common stock for each share of common stock held as of the May 27, 2008 record date at a purchase price of $7.00 per share. On June 26, 2008, the Company consummated the transactions set forth in the 2008 Standby Purchase Agreement with Tontine in connection with the completion of its previously announced rights offering. Pursuant to the terms of the 2008 Standby Purchase Agreement, Tontine purchased in a private placement its pro rata portion of the 1,850,000 shares of the Company’s common stock offered in the rights offering and all shares of common stock that were unsubscribed for by the Company’s shareholders at the close of the rights offering, for an aggregate purchase by Tontine of 1,706,874 shares of common stock and for a total purchase price of approximately $11.9 million. Including the proceeds of Tontine’s purchase, the Company raised a total of approximately $13.0 million of additional equity capital in the rights offering of common stock to its shareholders. The Company used the proceeds from the rights offering to prepay approximately $7.1 million of remaining principal under the senior subordinated promissory notes and to pay approximately $0.3 million of related accrued interest, and used the remaining proceeds to reduce borrowings under its Credit Facility on the first day of the fiscal third quarter of 2008.

On May 18, 2007, in connection with the 2007 private placement of common stock with Tontine, the Company amended the provisions of its Rights Agreement (the “Rights Agreement”), dated as of March 21, 2006, with National City Bank, as Rights Agent, to permit the acquisition by Tontine of the shares offered in the 2007 private placement. On March 12, 2008, in connection with the 2008 private placement of common stock with

Tontine and the 2008 Standby Purchase Agreement, the Company amended the provisions of its Rights Agreement to exempt all Tontine entities or any of their affiliates or associates.

All related party transactions must be approved by a majority of the members of our Board and by a majority of independent and disinterested directors. A proposed related person transaction is generally reported to the Chief Executive Officer or Chief Financial Officer, who assists in gathering the relevant information about the transaction and presents the information to the Board or one of its Committees. The Board then approves, ratifies, or rejects the transaction. The transactions with Tontine, as described above, were approved by the Board consistent with this policy.

AUDIT COMMITTEE REPORT

The responsibilities of the Audit Committee, which are set forth in the Audit Committee Charter adopted by the Board of Directors, include providing oversight of our financial reporting process through periodic meetings with our independent auditors, principal accounting officer and management to review accounting, auditing, internal controls and financial reporting matters. Our management is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on senior management, including senior financial management, and the independent auditors.

We have reviewed and discussed with senior management our audited financial statements included in the 2008 Annual Report to Shareholders. Management has confirmed to us that such financial statements (i) have been prepared with integrity and objectivity and are the responsibility of management and (ii) have been prepared in conformity with accounting principles generally accepted in the United States of America.

We have discussed with Ernst & Young LLP, our independent auditors, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the PCAOB in Rule 3200T. In addition, the Audit Committee has received from the independent auditors the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence rules.

We have received from Ernst & Young LLP a letter providing the disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) with respect to any relationships between us and Ernst & Young LLP that in their professional judgment may reasonably be thought to bear on independence. Ernst & Young LLP has discussed its independence with us, and has confirmed in such letter that, in its professional judgment, it is independent from us within the meaning of the federal securities laws.

Based on the review and discussions described above, with respect to our audited financial statements included in our 2008 Annual Report to Shareholders, we have recommended to the Board of Directors that such financial statements be included in our Annual Report on Form 10-K for filing with the SEC.

As specified in the Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that our financial statements are complete and accurate and in accordance with generally accepted accounting principles. That is the responsibility of management and our independent auditors. In giving our recommendation to the Board of Directors, we have relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and (ii) the report of our independent auditors with respect to such financial statements.

The Audit Committee:

Keith V. Kankel (Chairman)

Terrence D. Brennan

Larry D. Renbarger

Walter E. Wells

The foregoing report of the Audit Committee does not constitute soliciting material and shall not be deemed incorporated by reference by any general statement incorporating by reference the proxy statement into any filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

INDEPENDENT PUBLIC ACCOUNTANTS

On April 5, 2007, the Audit Committee appointed Ernst & Young LLP as our independent registered public accounting firm. As noted above, the Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

Audit Fees

The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of our annual financial statements for the years ended December 31, 2008 and 2007, respectively:

	2008	2007
Audit Fees (1)	$ 558,200	$ 577,050
Audit-Related Fees (2)	-	44,800
Tax Fees (3)	79,150	5,850

(1)

Audit fees consist of fees for professional services rendered for the audit of our financial statements and review of financial statements included in our quarterly reports and services normally provided by the independent auditor in connection with statutory and regulatory filings or engagements. In addition, audit fees include the reviews of various SEC filings, and in 2008, reviews related to the Texas plant fraud matter.

(2)

Audit-related fees in 2007 are principally for professional services rendered for the audit of our employee benefit plans and due diligence primarily related to acquisitions and technical accounting consulting and research.

(3)

Tax fees consist of the preparation of Federal and State tax returns, assistance with preparation of tax inquiries, primarily from state and local tax authorities, enterprise zone property tax filings, and preparation and review of employee benefit plan filings. The 2008 fees reflect the balance of services rendered in 2008 for the preparation of the 2007 tax returns.

The Audit Committee has advised us that it has determined that the non-audit services rendered by our independent auditors during our most recent fiscal year are compatible with maintaining the independence of such auditors.

The Audit Committee has adopted a Pre-Approval Policy for Audit and Non-Audit Services pursuant to which it pre-approves all audit and non-audit services provided by the independent auditors prior to each particular engagement. The Committee has delegated authority to its Chairman to approve proposed services other than the annual audit, tax and quarterly review services, and the Chairman must report any approvals to the balance of the Committee at the next scheduled meeting.

Householding of Annual Meeting Materials

Some banks, brokers, and other nominee record holders may be participating in the practice of “house holding” proxy statements and annual reports. This means that only one copy of this Notice of Annual Meeting and Proxy Statement and the Annual Report for the year ended December 31, 2008 may have been sent to multiple shareholders in your household. If you would prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact your bank, broker, or other nominee. Upon written or oral request to Andy L. Nemeth-Secretary, we will provide a separate copy of the Annual Report for the year ended December 31, 2008 or Notice of Annual Meeting and Proxy Statement.

Other Matters

A copy of our Annual Report on Form 10-K for the year ended December 31, 2008, excluding certain of the exhibits thereto, may be obtained without charge by writing to Andy L. Nemeth-Secretary, Patrick Industries, Inc., 107 West Franklin Street, P.O. Box 638, Elkhart, Indiana 46515-0638.

The Board knows of no other proposals which may be presented for action at the meeting. However, if any other proposal properly comes before the meeting, the persons named in the proxy form enclosed will vote in accordance with their judgment upon such matter.

Shareholders are urged to execute and return promptly the enclosed form of proxy in the envelope provided.

By Order of the Board of Directors,

ANDY L. NEMETH Secretary

April 27, 2009

VOTE BY TELEPHONE
c/o National City Bank Shareholder Services Operations Locator 5352 P. O. Box 94509 Cleveland, OH 44101-4509	Have your proxy card available when you call the Toll-Free Number 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.
VOTE BY INTERNET
Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions presented to record your vote.
VOTE BY MAIL
Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return to: National City Bank, P.O. Box 535300, Pittsburgh, PA 15253.

Vote by Telephone Call Toll-Free using a Touch-Tone phone: 1-888-693-8683	Vote by Internet Access the website and cast your vote: www.cesvote.com	Vote by Mail Return your proxy in the postage-paid envelope provided.

Vote 24 hours a day, 7 days a week!

Your telephone or Internet vote must be received by 8:00 a.m. Eastern Daylight Time on May 21, 2009 to be counted in the final tabulation.

If you vote by telephone or Internet, please do not send your proxy by mail.

If voting by mail, Proxy must be signed and dated below.

( Please fold and detach card at perforation before mailing. )

The undersigned hereby appoints Todd M. Cleveland and Andy L. Nemeth, and each of them, as the undersigned’s proxies, each with full power of substitution, to represent and to vote, as designated on the reverse, all of the undersigned’s Common Stock in Patrick Industries, Inc. at the Annual Meeting of Shareholders of Patrick Industries, Inc. to be held at 10:00 AM (EDT) on Thursday, May 21, 2009, and at any adjournment or postponement thereof, with the same authority as if the undersigned were personally present.

This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholders. If no specific direction is made, this Proxy will be voted in accordance with the recommendations of the Board of Directors.

Your signature on this Proxy is your acknowledgment of receipt of the Notice of Meeting and Proxy Statement.

Dated: ______________________________________, 2009

__________________________________________________

Signature

__________________________________________________

(Signature if held jointly)

Please sign exactly as name appears hereon. For joint accounts, all tenants must sign. Executors, Administrators, Trustee, etc. should so indicate when signing.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

Proxy must be signed and dated on the reverse side.

( Please fold and detach card at perforation before mailing. )

PATRICK INDUSTRIES, INC.	107 West Franklin Street, P.O. Box 638,
This Proxy is Being Solicited on Behalf of the Board of Directors	Elkhart, Indiana 46515

The Board of Directors recommends a vote FOR the proposals below:

1.	To elect eight directors to the Board of Directors to serve until the 2010 Annual Meeting of Shareholders.
☐	FOR all nominees listed (except as marked to the contrary below)	☐	WITHHOLD AUTHORITY to vote for all nominees listed below.
(1) Terrence D. Brennan	(2) Joseph M. Cerulli	(3) Todd M. Cleveland	(4) Paul E. Hassler
(5) Keith V. Kankel	(6) Andy L. Nemeth	(7) Larry D. Renbarger	(8) Walter E. Wells

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name above.)

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2009.
☐ FOR	☐ AGAINST	☐ ABSTAIN
3.	To consider and transact such other business as may properly come before the meeting or any adjournment or postponement thereof.